Exhibit 99.2

Bulletin

April 30, 2012
Bulletin No. 1407

Partial Repurchase of Excess Capital Stock

Dear Chief Executive Officer:

I am pleased to announce that the Bank plans to repurchase up to $500 million in excess capital stock on May 15, 2012.

The Bank will determine the amount of excess stock to be repurchased from any shareholder on
May 15, 2012, based on the shareholder’s pro rata ownership share of total capital stock outstanding to all shareholders as of the repurchase date. For example, based on total capital stock outstanding as of April 25, 2012, the percentage share of the $500 million repurchase amount for each shareholder would be approximately 5.0% of the shareholder’s total capital stock outstanding. In this case, the Bank would repurchase 5.0% of the shareholder’s total capital stock outstanding, to the extent that the shareholder had sufficient excess capital stock on the repurchase date. Please note that the actual percentage will be calculated on May 15, 2012. The repurchase of excess capital stock is subject to the Bank continuing to meet all applicable statutory and regulatory conditions for a stock repurchase on and after the repurchase date.

The Bank will use the following pro rata allocation methodology to determine the amount of excess stock to be repurchased from each shareholder. On May 15, 2012, we will:

1.	Determine the total amount of stock outstanding to all shareholders, including mandatorily redeemable capital stock

2.	Divide the amount available for repurchase ($500 million) by the total stock outstanding to determine each shareholder’s percentage share of the repurchase amount

3.	Apply the percentage to each shareholder’s total stock outstanding to determine the allocated amount

4.	Compare the allocated amount to the amount of the shareholder’s excess stock

5.	Repurchase the amount allocated to each shareholder (up to the total amount of the shareholder’s excess stock)

If a shareholder’s excess stock equals or exceeds the amount allocated, the Bank will repurchase the full amount allocated to that shareholder. If a shareholder’s excess stock is less than the amount allocated, the Bank will repurchase all of the shareholder’s excess stock. If a shareholder has no excess stock on the repurchase date, the Bank will not repurchase any stock from that shareholder. Shareholders with excess stock on the repurchase date may not opt out of the repurchase.

A shareholder may identify which shares of excess capital stock are to be repurchased by notifying the Bank in writing on or before May 14, 2012. If a shareholder does not notify the Bank of the shares to be repurchased in writing before the repurchase date, the Bank will repurchase the excess stock on a last-in, first-out (LIFO) basis, excluding stock dividends previously credited. If a shareholder does not have enough purchased shares for the repurchase, the Bank will repurchase the necessary amount of stock dividend shares on a LIFO basis after repurchasing all purchased shares. In any case, if a shareholder has submitted a Notice of Redemption on any shares of excess capital stock, those shares will be repurchased first.

We will credit the proceeds from the repurchase of excess capital stock to each shareholder’s Settlement/Transaction Account with the Bank on May 15, 2012. Please note that the funds will become available for withdrawal on the following business day.
For more information about the repurchase of excess capital stock, please contact your Relationship Manager or Craig Wolgamott, Assistant Vice President, Accounting Operations, at (415) 616-2634 or wolgamoc@fhlbsf.com.

Sincerely,

Dean Schultz
President and Chief Executive Officer

cc:    Chief Financial Officer

The Bank’s earnings release for the first quarter of 2012 was published on April 27, 2012, was filed on Form 8-K with the Securities and Exchange Commission on April 30, 2012, and is herein incorporated by reference.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This bulletin contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “plans,” “will,” “would,” “may,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular plan, objective, projection, estimate, or prediction is realized, including the plan to repurchase excess capital stock. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and legislative developments and actions and changes to the financial condition of the Bank. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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